April 2011

Preliminary Terms No. 752 Registration Statement No. 333-156423 Dated April 8, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031
Unlike ordinary debt securities, the notes provide for regular monthly coupons only for the first year following their issuance.  After the first year and until maturity, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 1,050 on the related observation date.  If the index closing value is less than this barrier level on any monthly observation date, we will pay no interest for the related interest period.  In addition, if the index closing value of the S&P 500® Index is greater than or equal to the threshold level of 150% of the initial index value on any observation date, beginning April 29, 2014, the notes will be automatically redeemed for an amount per note equal to the stated principal amount and the contingent monthly coupon.  Investors will not participate in any appreciation of the S&P 500® Index. The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issuer rating:*
S&P: A (negative outlook)
Although these notes have not yet received an individual rating, we will apply for such a rating to S&P.  Until it is received, we can give you no assurance as to the individual rating for the notes.

Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	April 26, 2011
Original issue date:	April 29, 2011 (3 business days after the pricing date)
Maturity date:	April 29, 2031
Early redemption:
If, on any observation date, beginning April 29, 2014, the index closing value of the underlying index is greater than or equal to the threshold level, the notes will be automatically redeemed for an early redemption payment on the related coupon payment date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Initial index value:	, which is the index closing value on the pricing date
Threshold level:	150% of the initial index value
Contingent monthly coupon:
●  From and including the original issue date to but excluding April 29, 2012: $6.6667, corresponding to approximately 8.00% per annum
●  From and including April 29, 2012 to but excluding the maturity date: A contingent coupon of $6.6667 (corresponding to approximately 8.00% per annum) is paid only if the closing value of the underlying index is at or above the barrier level on the related observation date.
If on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable month.  It is possible that the underlying index will remain below the barrier level for extended periods of time or even throughout the 19-year period after the first year until maturity so that you will receive no contingent monthly coupons.

Barrier level:	1,050
Coupon payment dates:
The 29th day of each month (or the last calendar day, in the case of February), beginning May 29, 2011; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day

Observation dates:
The fourth business day preceding each coupon payment date, beginning with the April 29, 2012 coupon payment date, subject to postponement for non-index business days and certain market disruption events

Payment at maturity:	At maturity, you will receive an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the final observation date, if any.
CUSIP:	617482TN4
ISIN:	US617482TN42
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $    for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $    per note. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

* The rating listed above has been assigned to the issuer and reflects the rating agency's view of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The rating assigned by the rating agency reflects only the view of the rating agency, is not a recommendation to buy, sell or hold the notes and is subject to revision or withdrawal at any time by the rating agency in its sole discretion. The rating should be evaluated independently of any other rating.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Auto-Callable Securities dated August 20, 2009                                        Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

Investment Overview

Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031 (the “notes”) only provide for the regular payment of coupons for the first year following their issuance.  After the first year and until maturity, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 1,050, which we refer to as the barrier level, on the related observation date.  If the index closing value is less than the barrier level on any observation date, we will pay no coupon for the related month.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the 19-year period from the second year following the original issue date until maturity so that you will receive no contingent monthly coupons.  We refer to the coupon on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any coupon payment date.  Even if the underlying index were to be at or above the barrier level on some monthly observation dates, it may fluctuate below the barrier level on others.

Maturity:	20 years
Interest rate:
From and including the original issue date to but excluding April 29, 2012: $6.6667, corresponding to approximately 8.00% per annum

From and including April 29, 2012 to but excluding the maturity date: A contingent coupon of $6.6667 (corresponding to approximately 8.00% per annum) is paid only if the closing value of the underlying index is at or above the barrier level on the related observation date.

If on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable month.

If the index closing level is greater than or equal to the threshold level any observation date, beginning April 29, 2014, the notes will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly coupon with respect to the related observation date.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and the contingent monthly coupon with respect to the final observation date, if any.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on April 6, 2011:

Bloomberg Ticker Symbol:	SPX	52 Week High (on 2/18/2011):	1,343.01
Current Index Value:	1,335.54	52 Week Low (on 7/2/2010):	1,022.58
52 Weeks Ago:	1,189.44

Underlying Index Daily Closing Values January 1, 2006 to April 6, 2011

April 2011	Page 2

Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

Key Investment Rationale

The notes only provide for the regular payment of coupons during the one-year period following the original issue date.  After the first year and until maturity, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above the barrier level on the related observation date.  The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no coupon payments after the first year in exchange for an opportunity to earn interest at a potentially above market rate if the S&P 500® Index closes at or above the barrier level on each monthly observation date.  The following scenarios are for illustration purposes only to demonstrate how the coupon is calculated, and do not attempt to demonstrate every situation that may occur and, accordingly, the notes may or may not be redeemed, and the contingent coupon may be payable in some but not all of the monthly periods in years 2 through 20 of the term of the notes.

Scenario 1: The notes are redeemed prior to maturity, coupons are paid for all monthly periods
This scenario assumes that, prior to redemption, the underlying index closes at or above the barrier level on every monthly observation date.  Investors receive the contingent monthly coupon for such months in addition to the monthly coupon paid in the first year.

When the underlying index closes greater than or equal to the threshold level on a monthly observation date (starting April 29, 2014), the notes will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related observation date, if any. Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2: The notes are not redeemed prior to maturity, and coupons are paid for all interest periods
This scenario assumes that the underlying index closes at or above the barrier level (but below the threshold level) on every monthly observation date.  Investors receive the contingent monthly coupon for each interest period in years 2 through 20 in addition to the monthly coupon paid in the first year.

Scenario 3: The notes are not redeemed prior to maturity, and coupons are paid only for the first year and not in years 2 through 20
This scenario assumes that the underlying index closes below the barrier level (and therefore below the threshold level) on every monthly observation date. Since the underlying index closes below the barrier level on every monthly observation date, investors do not receive any contingent coupon from years 2 through 20.  The receipt of a 8.00% per annum interest solely in the first year would result in a 0.39% average annualized return over the 20-year term of the notes.

Summary of Selected Key Risks (see page 10)

▪	The notes provide for regular coupon payments only during the first year following their issuance.

▪	The contingent coupon is based only on the value of the underlying index on the related monthly observation date at the end of the related interest period.

▪
The automatic early redemption feature may limit the term of your investment to approximately three years.  If the notes are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪	The market price of the notes may be influenced by many unpredictable factors, including the value and volatility of the underlying index and the level of market interest rates.

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

▪	Adjustments to the underlying index by the index publisher could adversely affect the value of the notes.

April 2011	Page 3

Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  The notes provide for the regular monthly coupons only for the first year following their issuance.  After the first year and until maturity, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above the barrier level on the related observation date.  If the index closing value is less than the barrier level on any observation date, we will pay no interest for the related month.  The notes will be automatically redeemed if the index closing value of the S&P 500® Index is greater than or equal to the threshold level on any observation date, beginning April 29, 2014. At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and the contingent monthly coupon with respect to the final observation date, if any.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 26, 2011	April 29, 2011 (3 business days after the pricing date)	April 29, 2031, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Early redemption:
If, on any observation date, beginning April 29, 2014, the index closing value of the underlying index is greater than or equal to the threshold level, the notes will be automatically redeemed for an early redemption payment on the related coupon payment date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Initial index value:	, which is the index closing value on the pricing date
Threshold level:	150% of the initial index value
Interest rate:
●  From and including the original issue date to but excluding April 29, 2012: $6.6667, corresponding to approximately 8.00% per annum
●  From and including April 29, 2012 to but excluding the maturity date: A contingent coupon of $6.6667 (corresponding to approximately 8.00% per annum) is paid only if the closing value of the underlying index is at or above the barrier level on the related observation date.
If on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable month.  It is possible that the underlying index will remain below the barrier level for extended periods of time or even throughout the 19-year period after the first year until maturity so that you will receive no contingent monthly coupons.

Barrier level:	1,050
Coupon payment dates:
The 29th day of each month (or the last calendar day, in the case of February), beginning May 29, 2011; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day

Observation dates:
The fourth business day preceding each coupon payment date, beginning with the April 29, 2012 coupon payment date, subject to postponement for non-index business days and certain market disruption events

Interest period:	Monthly
Payment at maturity:	At maturity, you will receive an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the final observation date, if any.
Postponement of coupon payment dates (including the maturity date):
If any observation date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date), the coupon payment date (or the maturity date) will be the second business day following that observation date as postponed, and no adjustment will be made to any coupon payment made on that postponed date.

Risk factors:	Please see “Risk Factors” beginning on page 10.

April 2011	Page 4

Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482TN4
ISIN:	US617482TN42
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
Tax Consequences to U.S. Holders

We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement, or at maturity, of the notes generally would be treated as ordinary income.  If the notes were priced on April 8, 2011, the “comparable yield” would be a rate of 5.8334% per annum, compounded monthly; however, the comparable yield for the notes will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.

It is also possible that the notes could be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Floating Rate Notes.”  Under this treatment, stated interest paid on the notes would be taxable to a U.S. taxable investor as ordinary interest income at the time it accrues or is received in accordance with the U.S. taxable investor’s method of accounting for U.S. federal income tax purposes, and any gain or loss recognized upon the sale, exchange or retirement, or at maturity, of the notes generally would be treated as capital gain or loss.

Tax Consequences to Non-U.S. Holders

Under current law, non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to interest paid and amounts received on the sale, exchange or retirement of the notes, provided they fulfill certain certification requirements.

If you are a non-U.S. Holder, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the notes.  Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. Holders for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. Holders should consult their tax advisers regarding the potential tax consequences of an investment in the notes.

Both U.S. and non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

During the term of the notes, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect whether the underlying index closes at or above the barrier level on the observation dates and, accordingly, whether we pay a monthly contingent coupon on the notes.  For further information on our use of proceeds and hedging, see “Description of Notes––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

April 2011	Page 5

Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well

April 2011	Page 6

Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $    for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $    per note.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2011	Page 7

Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

Hypothetical Examples

The below examples are based on the following terms, for a holder of one note:

Barrier level:	1,050
Hypothetical Threshold level:	2,000
Contingent Monthly Coupon:	$6.67 (due to rounding; see the accompanying prospectus supplement)
Stated Principal Amount:	$1,000

In Example 1, the index closing value of the index fluctuates over the term of the note and the index closing value is greater than the threshold level on one of the observation dates (beginning May 29, 2014).  Because the index closing value is greater than the threshold level on such a date, the note is automatically redeemed on the related coupon payment date.  In Examples 2, 3 and 4, the index closing value is less than the threshold level on all of the observation dates, and, consequently, the note is not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1—The note is automatically redeemed following the observation date in August 2014, as the index closing value is equal to the threshold level on such observation date, which follows May 29, 2014. The index closing value is at or above the barrier level in some, but not all, of the preceding months. You receive the monthly coupons for the first year, the contingent monthly coupons for the months that the index closing value is at or above the barrier level, and the early redemption payment, calculated as: Stated Principal Amount + Contingent Monthly Coupon, or $1,000 + $6.67 = $1,006.67.

Month	Index Closing Value	Contingent Monthly Coupon	Early Redemption Payment
April 2011 though March 2012	N/A	Total of $80.04	N/A
April 2012	1,040	$0	N/A
May 2012	1,050	$6.67	N/A
June 2012	1,200	$6.67	N/A
July 2012	1,040	$0	N/A
August 2012 through July 2014	1,100 to 1,900	Total of $160.08	N/A
August 2014	2,000	$0	$1,006.67

The total payment is $1,260.13.

Example 2—The note is not redeemed, as the index closing value is less than the threshold level on all observation dates. The index closing value is at or above the barrier level at all of the observation dates. You receive the monthly coupons for the first year, the contingent monthly coupons for the remaining months, and the payment at maturity, calculated as: Stated Principal Amount + Contingent Monthly Coupon (if any), or $1,000 + $6.67 = $1,006.67.

Month	Index Closing Value	Contingent Monthly Coupon	Payment at Maturity
April 2011 though March 2012	N/A	Total of $80.04	N/A
April 2012 through January 2031	1,050 to 1,999	Total of $1,500.75	N/A
February 2031	1,700	$6.67	N/A
March 2031	1,750	$6.67	N/A
April 2031	1,700	N/A	$1,006.67

The total payment is $2,600.80.

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Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

Example 3—The note is not redeemed, as the index closing value is less than the threshold level on all observation dates. The index closing value is at or above the barrier level at some, but not all, of the observation dates. You receive the monthly coupons for the first year, the contingent monthly coupons for the months that the index closing value is at or above the barrier level, and the payment at maturity, calculated as: Stated Principal Amount + Contingent Monthly Coupon (if any), or $1,000 + $0 = $1,000.

Month	Index Closing Value	Contingent Monthly Coupon	Payment at Maturity
April 2011 though March 2012	N/A	Total of $80.04	N/A
April 2012 through March 2021	1,050 to 1,999	Total of $720.36	N/A
April 2021 through March 2031	800 to 1,049	None	N/A
April 2031	1,030	N/A	$1,000

The total payment is $1,800.40.

Example 4—The note is not redeemed, as the index closing value is less than the threshold level on all observation dates. The index closing value is below the barrier level at all of the observation dates. You receive the monthly coupons for the first year, and the payment at maturity, calculated as: Stated Principal Amount + Contingent Monthly Coupon (if any), or $1,000 + $0 = $1,000.

Month	Index Closing Value	Contingent Monthly Coupon	Payment at Maturity
April 2011 though March 2012	N/A	Total of $80.04	N/A
April 2012 through March 2031	800 to 1,049	None	N/A
April 2031	1,030	N/A	$1,000

The total payment is $1,080.04.

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Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

▪
The notes provide for regular coupon payments only during the first year following their issuance.  The terms of the notes differ from those of ordinary debt notes in that they only provide for the regular payment of interest during the one-year period following the original issue date.  After the first year and until maturity, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 1,050, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value is lower than the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the 19-year period from the second year following the original issue date until maturity so that you will receive no contingent monthly coupons.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The contingent coupon is based only on the value of the underlying index on the related monthly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent coupon on any coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on monthly observation dates, if the closing value of the underlying index on any observation date is below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

▪
Investors will not participate in any appreciation in the underlying index.  Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the notes will be limited to the contingent monthly coupon that is paid with respect to each observation date on which the index closing value is greater than or equal to the barrier level.

▪
Early redemption risk. The term of your investment in the notes may be limited to as short as approximately three years by the automatic early redemption feature of the notes.  If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
Market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

o	whether the index closing value of the S&P 500® Index has been below the barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the S&P 500® Index,

o	the time remaining until the notes mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the S&P 500® Index and changes in the constituent stocks of such index, and

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Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the value of the S&P 500® Index at the time of sale is below the barrier level or if market interest rates rise.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be below the barrier level on each observation date so that you will receive no return on your investment aside from the 8.00% per annum coupon that will be paid in the first year following the issuance of the notes.  There can be no assurance that the closing value of the underlying index will be at or above the barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “Historical Information” on page 13.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  Under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity.  However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could affect whether the underlying index closes at or above the barrier level on the observation dates and, accordingly, whether we pay a monthly contingent coupon on the notes.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the payment that you will receive on each coupon payment date and at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

▪
Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the notes on the applicable coupon payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the barrier level.

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Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due April 29, 2031

Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2006 through April 6, 2011.  The closing value of the underlying index on April 6, 2011 was 1,335.54.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any observation date.
S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter (through April 6, 2011)	1,335.54	1,332.41	1,335.54

April 2011	Page 13